                                                              EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-8, pertaining to the 1995 Crown Vantage Inc. 1995 Incentive Stock Plan (Formerly 1995 Omnibus Stock Incentive Plan), of our report dated February 23, 1996, on our audits of the consolidated financial statements of Crown Vantage Inc., as defined in Note 2 to such consolidated financial statements, as of December 31, 1995 and December 25, 1994, and for each of the three years in the period ended December 31, 1995, which report is incorporated by reference in Crown Vantage Inc.'s 1995 Annual Report on Form 10-K.


                                                /s/ COOPERS & LYBRAND L.L.P.



Oakland, California
August 1, 1996